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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. ___________) of our report dated February 12, 1999 (except Note 15, as to which the date is March 26, 1999) relating to the consolidated financial statements, which appears in the 1998 Annual Report to Stockholders of Granite Construction Incorporated, which is incorporated by reference in Granite Construction's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 12, 1999 (except Note 15, as to which the date is March 26,1999) relating to the financial statement schedule, which appears in such Annual Report on Form 10-K on Page F-1.


                                            /s/ PricewaterhouseCoopers LLP

San Jose, California
June 9, 1999